Exhibit 99.1

Onconetix Announces Financing Through a $2.0 Million Private Placement of Series C Preferred Stock and Warrants, Establishes a $25 Million Equity Line of Credit

CINCINATTI, Oh., Oct. 03, 2024 (GLOBE NEWSWIRE) -- Onconetix, Inc. (Nasdaq: ONCO) (“Onconetix” or “the Company”) (formerly Blue Water Biotech, Inc. (BWV)), a cancer diagnostics company focused on the research, development and commercialization of innovative solutions for oncology, today announced the signing and closing of a private placement of (i) 3,499 shares of the Company’s Series C Convertible Preferred Stock, $0.00001 par value (the “Series C Preferred Stock”), and (ii) warrants (the “Warrants”) to acquire up to an aggregate of 591,856 additional shares of the Company’s common stock, $0.00001 par value per share (the “Common Stock”), for aggregate gross proceeds of approximately $2.0 million. The Series C Preferred Stock are initially convertible into an aggregate of 776,590 shares of Common Stock, subject to certain anti-dilution adjustments. The Warrants will have an exercise price of $4.38 per share, subject to customary adjustments, and are exercisable beginning six months and one day after the issuance date (the “Initial Exercisability Date”) and expiring on the third anniversary of the Initial Exercisability Date. The Company has filed a Current Report on Form 8-K with the Securities and Exchange Commission on October 3, 2024, with additional details of the transaction. The Company agreed to seek stockholder approval for the issuance of all of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock and exercise of the Warrants in accordance with the rules and regulations of the Nasdaq Stock Market. The Company intends to use the gross proceeds from the private placement for working capital and general corporate purposes. Tungsten Advisors (through its broker-dealer, Finalis Securities, LLC), served as financial advisor to Onconetix.

Additionally, on October 2, 2024, Onconetix entered into a Common Stock Purchase Agreement with an equity line institutional investor (the “Purchaser”), whereby the Company has the right, but not the obligation, to sell to the Purchaser, and, subject to limited exceptions, the Purchaser is obligated to purchase, up to $25 million of newly issued shares of the Company’s common stock. The Company’s right to commence sales of Common Stock to the Purchaser are subject to certain conditions, including that a registration statement covering the resale of such shares is declared effective by the SEC. Actual sales of shares of Common Stock to the Purchaser under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations by the Company as to the appropriate sources of funding and the Company’s operations.

“We are pleased to announce this private placement and the equity line of credit,” said Ralph Schiess, Interim CEO. “The Company expects to use the proceeds from the financing to fund operations and potential growth opportunities.”

About Onconetix, Inc.

Onconetix is a commercial stage biotechnology company focused on the research, development and commercialization of innovative solutions for men’s health and oncology. Through our recent acquisition of Proteomedix, we own of Proclarix®, an in vitro diagnostic test for prostate cancer originally developed by Proteomedix and approved for sale in the European Union (“EU”) under the In Vitro Diagnostic Regulation (“IVDR”), which we anticipate will be marketed in the U.S. as a lab developed test (“LDT”) through our license agreement with Labcorp. We also own ENTADFI, an FDA-approved, once daily pill that combines finasteride and tadalafil for the treatment of benign prostatic hyperplasia (“BPH”), a disorder of the prostate. For more information, visit www.onconetix.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements (including, without limitation, the receipt of stockholder approval, the intended use of proceeds from the offering, and the anticipated results of the Company’s sales and marketing efforts for its commercial stage products as described herein) are based on Onconetix’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, market and other conditions; risks related to Onconetix’s ability to commercialize or monetize Proclarix and integrate the assets and commercial operations acquired in the share exchange with Proteomedix; risks related to the Company’s present need for capital to commercially launch Proclarix and have adequate working capital; risks related to Onconetix’s ability to attract, hire and retain skilled personnel necessary to commercialize and operate the Company’s commercial products; the failure to obtain and maintain the necessary regulatory approvals to market and commercialize Onconetix’s products; risks related to the Company’s ability to obtain and maintain intellectual property protection for its current products; whether the Company will be able to maintain compliance with Nasdaq’s applicable listing criteria and the effect of a delisting from Nasdaq on the market for the Company’s securities; and the Company’s reliance on third parties, including manufacturers and logistics companies. As with any commercial-stage pharmaceutical product or any product candidate under clinical development, there are significant risks in the development, regulatory approval and commercialization of biotechnology products. Onconetix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Onconetix’s Annual Report on Form 10-K, filed with the SEC on April 11, 2024 and periodic reports filed with the SEC on or after the date thereof. All of Onconetix’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Contact Information:

Onconetix, Inc.

201 E. Fifth Street, Suite 1900

Cincinnati, OH 45202

Phone: (513) 620-4101

Investor Contact Information:

Onconetix Investor Relations

Email: investors@onconetix.com